Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Avalon Pharmaceuticals, Inc.
C. Eric Winzer
Executive Vice President &
Chief Financial Officer
Tel: (301) 556-9900
Fax: (301) 556-9910
Email: info@avalonrx.com
AVALON PHARMACEUTICALS RECEIVES NASDAQ DEFICIENCY NOTICE
GERMANTOWN, MD—November 25, 2008 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX), today announced that on November 20, 2008 it received a Deficiency Notice from The NASDAQ Stock Market, LLC notifying the Company that it is not in compliance with NASDAQ Marketplace Rule 4450(a)(3) because the Company’s stockholders’ equity, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, did not meet the minimum of $10 million required for continued listing on The NASDAQ Global Market. This notification has no immediate effect on the NASDAQ listing or trading of the Company’s common stock.
The NASDAQ staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market and has asked the Company to provide a specific plan to achieve and sustain compliance with all of the NASDAQ Global Market listing requirements, including a time frame for completion of the plan. The Company is in the process of preparing a response to NASDAQ’s request for a plan.
In the event the Company receives notice that its common stock is being delisted from The NASDAQ Global Market, the NASDAQ Marketplace Rules permit the Company to appeal the delisting to a NASDAQ Listing Qualifications Panel. Alternatively, NASDAQ may permit the Company to transfer its common stock to The NASDAQ Capital Market if it satisfies the requirements for inclusion on that market.
About Avalon Pharmaceuticals
Avalon is a biopharmaceutical company focused on the discovery, development and commercialization of first-in-class cancer therapeutics.
Forward Looking Statements
This announcement may contain forward-looking statements that involve risks and uncertainties. Such statements are based on certain assumptions and actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2007 Annual Report on Form 10-K and updates contained in subsequent filings Avalon makes with the SEC.
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